Exhibit 99.1

MORRIS PUBLISHING ANNOUNCES

2004 THIRD QUARTER RESULTS

AUGUSTA, Ga. (November 9, 2004) — Morris Publishing Group, LLC today announced results of operations for the third quarter ended September 30, 2004. The company reported that total net operating revenues increased by 5.5% in the third quarter over the same period a year ago, driven by growth in all categories of advertising revenues: retail, classified, and national. Total net operating revenues were $112.9 million versus $107.0 million in the third quarter of 2003.

Compared with last year, total advertising revenues were up 7.5% for the third quarter driven by all three categories of advertising revenues. National advertising revenues led the group with a 23.1% increase for the third quarter and a 15.1% increase year to date. Retail advertising revenues were up 6.1% for the quarter and 2.5% year to date. Classified advertising revenues were up 6.8% for the quarter and 7.2% year to date. Circulation revenues were down 2.3% for the quarter and 1.6% year to date.

“A year over year increase of 7.5% in total advertising revenues is very solid,” said William S. Morris IV, CEO and president of Morris Publishing Group. “National advertising revenues increased 23.1% primarily on the strength of our Jacksonville market. Both retail and classified revenues showed strong increases too. I’m pleased that we’ve been able to grow our total revenues near the 4% level so far this year despite some of the challenges we’ve faced.”

Total operating expenses increased 4.3% to $93.5 million, with compensation up 2.3%, health care and employee benefits up 7.6%, newsprint up 12.9%, and all other expenses up 3.1%.

EBITDA (net income before net interest expense, including amortization of debt issuance costs, provision for income taxes, depreciation and amortization expense) for the September 2004 fiscal quarter was $24.9 million.

The Company believes that EBITDA, a non-GAAP financial measure, is a useful metric for evaluating its financial performance because of its focus on the Company’s results from operations before depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to estimate the value of a company and evaluate a company’s ability to meet its debt service. Information concerning EBITDA is included in the exhibits to this release.

Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Morris Publishing Group’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and other significant events that could affect the economy.

Morris Publishing Group, LLC is a wholly owned subsidiary of Morris Communications Company, LLC, a privately held media company based in Augusta, Ga. Morris Publishing was formed in 2001 and assumed the operations of the newspaper business segment of its parent, Morris Communications. Morris Publishing publishes 26 daily, 12 nondaily and 23 free community newspapers across the United States.

A conference call will be held Tuesday, November 9, 2004, at 10:00 a.m. Eastern Daylight Time. The dial-in number is 800-967-7188. Please ask for the Morris Publishing Group conference call. This press release is available on our Web site www.morris.com. The contents of the call will be available for replay for 30 days at the following site entry link: https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrwclmmlvmlcnl

For further information, please contact:

Craig Mitchell

Senior Vice President of Finance

Morris Communications Company, LLC

706-823-3236

Third Quarter information follows:

Morris Publishing Group, LLC

Condensed Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2004	2003	2004	2003
		(as restated)		(as restated)
OPERATING REVENUES:
Advertising	$91,211	$84,836	$269,349	$255,889
Circulation	17,351	17,759	52,647	53,504
Other	4,365	4,434	13,569	13,529

Total operating revenue	112,927	107,029	335,565	322,922

OPERATING EXPENSES:
Labor and employee benefits	44,848	43,442	133,297	127,363
Newsprint, ink and supplements	13,354	12,181	39,888	37,616
Other operating costs (excluding depreciation and amortization)	30,024	28,823	89,067	82,627
Depreciation and amortization	5,292	5,256	15,600	15,146

Total operating expenses	93,518	89,702	277,852	262,752

Operating income	19,409	17,327	57,713	60,170

OTHER EXPENSE:
Interest expense, including amortization of debt issuance costs	8,166	6,745	23,986	18,164
Loss on extinguishment of debt	—	5,957	—	5,957
Interest income	(458)	(15)	(963)	(24)
Other, net	(195)	57	440	196

Total other expense	7,513	12,744	23,463	24,293

INCOME BEFORE INCOME TAXES	11,896	4,583	34,250	35,877
PROVISION FOR INCOME TAXES	4,664	1,630	13,502	13,803

NET INCOME	$7,232	$2,953	$20,748	$22,074

The following table reconciles net income to EBITDA:
	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands)	2004	2003	2004	2003
NET INCOME	$7,232	$2,953	$20,748	$22,074
Add:
Interest expense, including amortization of debt issuance costs	8,166	6,745	23,986	18,164
Interest income	(458)	(15)	(963)	(24)
Provision for income taxes	4,664	1,630	13,502	13,803
Loss from Extinguishment of Debt	—	5,957	—	5,957
Depreciation and amortization	5,292	5,256	15,600	15,146

EBITDA	$24,896	$22,526	$72,873	$75,120